Filed Pursuant to Rule 433

Registration No. 333-262788

CSX Corporation

PRICING TERM SHEET

July 21, 2022

$950,000,000 4.100% Notes due 2032 (the “2032 Notes”) $900,000,000 4.500% Notes due 2052 (the “2052 Notes”) $150,000,000 4.650% Notes due 2068 (the “2068 Reopening Notes”)

Issuer:	CSX Corporation

Expected Ratings*:	Baa1 / BBB+

Security:	4.100% Notes due 2032 4.500% Notes due 2052 4.650% Notes due 2068

Size:

2032 Notes: $950,000,000

2052 Notes: $900,000,000

2068 Reopening Notes: $150,000,000 (to become immediately fungible upon the Settlement Date with the outstanding $350,000,000 principal amount of 4.650% Notes due 2068 issued on February 20, 2018)

Maturity Dates:	2032 Notes: November 15, 2032 2052 Notes: November 15, 2052 2068 Reopening Notes: March 1, 2068

Coupon:	2032 Notes: 4.100% 2052 Notes: 4.500% 2068 Reopening Notes: 4.650%

Interest Payment Dates:

2032 Notes: May 15 and November 15 of each year, commencing on November 15, 2022

2052 Notes: May 15 and November 15 of each year, commencing on November 15, 2022

2068 Reopening Notes: March 1 and September 1 of each year, commencing September 1, 2022

Price to Public:

2032 Notes: 99.938%

2052 Notes: 99.351%

2068 Reopening Notes: 95.630% (plus accrued interest from March 1, 2022 to the Settlement Date in an aggregate amount of $2,848,125.00, assuming the Settlement Date is July 28, 2022)

Benchmark Treasury:	2032 Notes: 2.875% due May 15, 2032 2052 Notes: 2.250% due February 15, 2052 2068 Reopening Notes: 2.250% due February 15, 2052

Benchmark Treasury Price and Yield:	2032 Notes: 99-23; 2.908% 2052 Notes: 83-25+; 3.090% 2068 Reopening Notes: 83-25+; 3.090%

Spread to Benchmark Treasury:	2032 Notes: + 120 bps 2052 Notes: + 145 bps 2068 Reopening Notes: + 180 bps

Re-Offer Yield:	2032 Notes: 4.108% 2052 Notes: 4.540% 2068 Reopening Notes: 4.890%

Make-Whole Call:	2032 Notes: T + 20 bps 2052 Notes: T + 25 bps 2068 Reopening Notes: T + 25 bps

Par Call:	2032 Notes: Within three months prior to the maturity date 2052 Notes: Within six months prior to the maturity date 2068 Reopening Notes: Within six months prior to the maturity date

Trade Date:	July 21, 2022

Expected Settlement Date**:	July 28, 2022 (T+5)

CUSIP / ISIN:	2032 Notes: 126408 HU0 / US126408HU08 2052 Notes: 126408 HV8 / US126408HV80 2068 Reopening Notes: 126408 HL0 / US126408HL09

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC UBS Securities LLC

Senior Co-Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC

Co-Managers:	PNC Capital Markets LLC Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

We expect that delivery of the Notes will be made against payment therefor on or about July 28, 2022, which will be the fifth business day after the date hereof. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before their date of delivery, by virtue of the fact that the Notes will settle in five business days, should specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847; BofA Securities, Inc. toll-free at 1-800-294-1322; Citigroup Global Markets Inc. toll-free at 1-800-831-9146; Morgan Stanley & Co. LLC toll free at 1-866-718-1649; or UBS Securities LLC toll-free at 1-888-827-7275.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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